                    GROUND WATER PROCESSING REMEDIATION AGREEMENT

         This Agreement is made and entered into this 22nd day of April, 1994 by and between Petrowax Pa, Inc., a Delaware corporation, debtor and debtor-in-possession ("Petrowax") and Quaker State Corporation, a Delaware corporation ("Quaker State").

                                      BACKGROUND

         Petrowax and Quaker State entered into an Asset Purchase and Sale Agreement dated as of March 30, 1990 ("Asset Agreement"). The Asset Agreement, among other things, transferred ownership from Quaker State to Petrowax of a manufacturing facility known as the Emlenton Wax Plant located in Emlenton, Pennsylvania (the "Emlenton Wax Plant") and a manufacturing plant known as the McKean Plant located in Farmer's Valley, Pennsylvania (the "McKean Plant").

         On September 20, 1990, Petrowax received ground water sampling results which indicated the presence of petroleum in the ground water beneath the Emlenton Wax Plant. These results were reported to the Pennsylvania Department of Environmental Resources ("DER") in accordance with Pennsylvania law and to Quaker State, pursuant to Sections 10.2(h)(iv) and 12.1 of the Asset Agreement. Quaker State subsequently hired consultants to perform hydrogeologic investigations at the Emlenton Wax Plant and McKean Plant. The consultants prepared reports for submission to the DER, proposing a ground water recovery and treatment project for the ground water beneath the Emlenton Plant and the McKean Plant (collectively, the "Ground Water Project").

         Quaker State has proposed to Petrowax to use the Emlenton Wax Plant's and the McKean Plant's on-site waste water treatment systems as part of the Ground Water Project.

         Petrowax and Quaker State wish to enter into an agreement regarding the terms and conditions under which Quaker State may use the Emlenton Wax Plant's and McKean Plant's on-site waste water treatment systems for the Ground Water Project.

         This Agreement is entered into pursuant to a certain Amendment, Agreement and Joint Release dated April 22, 1994 between Petrowax and Quaker State ("Amendment").

         In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

         1. USE OF WASTE WATER TREATMENT SYSTEM. During the term of this Agreement and subject to the terms and conditions hereof, Petrowax agrees that
Quaker State may utilize the waste water treatment systems at the Emlenton Wax Plant and McKean Plant (collectively, the "Plants") to treat ground water recovered as part of the Ground Water Project, provided such use is consistent with the respective plants' National Pollutant Discharge and Elimination System ("NPDES") Permits and Pennsylvania Industrial Waste Water Permits and complies with applicable federal and state laws, regulations, permits, orders and local ordinances. Based on the foregoing and on the terms and conditions of this Agreement, Petrowax agrees to process up to forty (40) gallons per minute of contaminated ground water delivered to its waste water treatment system at the Emlenton Wax Plant and up to eighty (80) gallons per minute of contaminated ground water delivered to its waste water treatment system at the McKean Plant. Quaker State shall not be obligated to utilize waste water treatment processing of Petrowax, but in that event shall receive no consideration from Petrowax.

         2. INSTALLATION OF A RECOVERY SYSTEM. Quaker State shall, at its expense, install a ground water recovery system, including all associated equipment necessary to operate such system and to deliver waste water for treatment to the entry port at the Plants' waste water treatment systems. Quaker State shall also install a meter or meters to monitor the flow of waste water directly to the waste water treatment systems at the Plants. Quaker State will be responsible for any permitting costs, and all electricity and other costs in connection with pumping contaminated ground water up to the entry port at Petrowax's waste water treatment facilities, including maintenance of equipment, and should Petrowax pay for any of the foregoing, Quaker State agrees to promptly reimburse Petrowax upon presentation of third party invoices or other appropriate documentation. Quaker State shall retain liability for any Disposal (as defined in the Asset Agreement) occurring up to the entry port.

         3. INCREASED COSTS. Quaker State shall bear the Increased Costs of treating ground water recovered as part of the Ground Water Project. "Increased Costs" shall mean any additional capital costs over and above those that would be incurred by Petrowax in its operation of the wastewater treatment plant (whether required by present or future regulation or law, requirements of any governmental authority, or otherwise,) to modify or upgrade the wastewater treatment plant in order to process the delivered ground water, or any increase in operating costs attributable to the treatment of the ground water. If, because of the treatment of the ground water, any sludge or solids from the wastewater treatment are rendered hazardous or require treatment or disposal which results in increased costs to Petrowax, those costs shall be paid by Quaker State upon written notice of the amount thereof.

         For increased capital costs, Quaker State shall have the option of performing the work, or authorizing Petrowax to perform the work. All such authorizations shall be in writing, except as provided in the following paragraph. If Quaker State elects not to perform the work it shall pay the invoices of Petrowax's contractor or supplier directly upon presentation of invoice. For increased operating costs, Quaker State shall pay those costs within thirty (30) days of invoicing by Petrowax.

         Failure of Quaker State to respond to Petrowax in writing within thirty (30) days after Petrowax gives Quaker State written notice of anticipated Increased Costs in the nature of capital costs shall constitute authorization to Petrowax to perform the work. Should Quaker State notify Petrowax in writing within such thirty (30) day period that it disputes that increased capital costs are Increased Costs hereunder, or notifies Petrowax within thirty (30) days of invoice of operating costs claimed by Petrowax to be Increased Costs hereunder that Quaker State disputes that such operating costs are Increased Costs, either party may submit such dispute to binding arbitration by a neutral single arbitrator satisfactory to the parties selected from the list of company environmental attorneys maintained by the American Petroleum Institute ("API") as possible third party neutrals. Should the parties be unable to agree upon an arbitrator within 30 days after a party has requested arbitration, either party may request the API to select the arbitrator. The arbitration shall be conducted under the rules of the American Arbitration Association, with each side bearing its own costs except the cost of the arbitrator, which shall be shared equally. Discovery shall be controlled by the arbitrator and shall be permitted to the extent set out in this Section. Each party may submit in writing to a party, and that party shall so respond, to a maximum of any combination of thirty-five (35) (none of which may have subparts) of the following: interrogatories, demands to produce documents and requests for admission. Each party is also entitled to take the oral deposition of one (1) individual of another party. Additional discovery may be permitted upon mutual agreement of the parties. The arbitrator shall control the scheduling so as to process the matter expeditiously. The parties may submit written briefs. The arbitrator shall rule on the dispute by issuing a written opinion within thirty (30) days after the close of hearings. The times specified in this Section may be extended upon mutual agreement of the parties or by the arbitrator upon a showing of good cause.

         4. STORAGE AND DISPOSAL OF HYDROCARBON PRODUCT RECOVERED. Quaker State shall be responsible at its sole cost for storing, treating, recycling and disposing of all non-dissolved hydrocarbon product recovered during the Ground Water Project in accordance with all applicable federal, state and local laws, regulations, permits and approvals, including but not limited to the Spill Prevention Control and Countermeasure Plan. Quaker State shall provide all storage tanks required to store the recovered hydrocarbon product. Quaker State shall provide for the timely removal of all recovered hydrocarbon product from the Emlenton Wax Plant and the McKean Plant. At Petrowax's request, Quaker State shall provide to Petrowax copies of all shipping documents and/or disposal manifests relating thereto as required by applicable law.

         5. OPERATING FEES. (a) Except for Earned processing (as hereinafter defined), Quaker State shall pay Petrowax the following for processing furnished, plus any Increased Costs:

         ---------------------------------------------------------
         ---------------------------------------------------------
         Period         through   5/2/96 -  5/2/97 -  5/2/98 -
         ------         5/1/96    5/1/97    5/1/98    and
                                                      thereafter
         ---------------------------------------------------------
         Charge per     $30.00    $25.00    $20.00         $10.00
         1,000
         gallons
         ---------------------------------------------------------
         ---------------------------------------------------------

All payments shall be due within ten (10) days after invoicing.

         (b) Except for early termination as provided in Section 5(c), processing shall be Earned for such number of years as is equal to (i) two times the number of years (prorated for partial years) beginning May 1, 1995 that Quaker State continues to supply Products to Petrowax or its permitted assignees under the Slack Wax and Petrolatum Sales Agreement dated the date hereof and executed pursuant to the Amendment ("1994 Slack Wax Agreement ") plus (ii) one year for each year (prorated for partial years) after the end of the term of the 1994 Slack Wax Agreement that Quaker State continues to supply Petrowax or its permitted assignees with Products at the Wind-down Period prices. The terms "Products" and "wind-down Period" shall have the meanings ascribed to them in the 1994 Slack Wax Agreement.

         (c) Notwithstanding that processing cannot be Earned by Quaker State except be supplying Products after May 1, 1995, Quaker State shall be entitled to receive processing at no cost (other than Increased Costs) under this Agreement beginning on the date the Amendment is approved by the Bankruptcy Court, in anticipation of its supplying of Products after May 1, 1995 under the 1994 Slack Wax Agreement. If Quaker State ceases supply of Products under either the Slack Wax and Petrolatum Agreement dated April 30, 1990 (the "1990 Slack Wax Agreement") or the 1994 Slack Wax Agreement (collectively, the Slack Wax Agreements) prior to the end of the Wind-down Period for more than thirty (30) days for reasons other than default under this Agreement by Petrowax or either of the Slack Wax Agreements by Petrowax or its permitted assignees or the temporary existence of a Force Majeure Event (as defined in Section 7) of either of the Slack Wax Agreements affecting Quaker State or Petrowax or its permitted assignees, then the Earned period, if any, shall end, water treatment processing provided under this Agreement for periods thereafter shall be subject to charge as set forth in Section 5(a) above, and Quaker State shall pay Petrowax at the rates set forth in Section 5(a) for processing previously furnished but not Earned (as defined in Section 5(b) above). (For the purpose of clarity, it is agreed that if Quaker State supplies Products to Petrowax or its permitted assignees under the 1990 Slack Wax Agreement through its expiration and under the 1994 Slack Wax Agreement through May 1, 1996, all processing hereunder through May 1, 1996 shall have been Earned.)

         6. TERM. The term of this Agreement shall begin on the date the Amendment is approved by the Bankruptcy Court and shall continue for the period for which processing is Earned and thereafter so long as Quaker State continues to request and pay for processing in connection with the Ground Water Project, provided, however, that in no event shall Petrowax be required to provide processing under this Agreement after May 1, 2014.

         7. FORCE MAJEURE. In no event shall Petrowax be liable to Quaker State or be deemed in default or in breach of any of its obligations under this Agreement for delay or failure to provide processing hereunder if such delay or failure is due to war, fire, explosion, flood, accident, strike, riot, act of governmental authority, act of God, labor interruption or strike, interruption in power supply, or any other contingency beyond the reasonable control of Petrowax ("Force Majeure Event"). In the event of the occurrence of a Force Majeure Event, the performance of Petrowax under this Agreement shall be excused for the period of the disability. Petrowax shall use reasonable efforts, promptly after it has actual knowledge of the beginning of a Force Majeure Event, to notify Quaker State of the delay, of the reason therefor, and of the probable duration and the consequences thereof. Petrowax shall also use reasonable efforts to eliminate the Force Majeure Event and to resume performance with the least possible delay.

         8. DEFAULT. (a) A party shall be in default hereunder (other than by reason of a Force Majeure Event) in the event that such party shall default in the performance of any of its obligations hereunder, which default remains uncured forty-five (45) days following receipt of notice specifying the nature of the default from the non-defaulting party, unless the cure would require more than 45 days, in which case the party shall not be deemed in default if it has promptly commenced diligent efforts to cure the default following notice and continues such efforts until such default is cured. In the event of any such default, the non-defaulting party may at its option terminate this Agreement by written notice. Any termination by Petrowax by reason of Quaker State's default hereunder shall not limit Petrowax's rights to payment of any fee due hereunder for prior processing. Any termination by Quaker State by reason of Petrowax's default hereunder shall entitle Quaker State to terminate delivery of Products under the Slack Wax Agreements, but in the event of any such termination Quaker State shall be entitled to any processing Earned but not utilized prior to termination.

         (b) In the event that (i) either or both of the Plants ceases to operate for more than sixty (60) days (other than temporarily by reason of a Force Majeure Event) and (ii) Petrowax or its assignees notify Quaker State in writing that no further purchases of Products shall be made under the Slack Wax Agreements, then provided that Quaker State continues to be given access to the nonoperating Plant or Plants for the purpose of processing wastewater at Quaker State's own cost, Quaker State shall have no claim for damages against Petrowax under or arising out of this Agreement for the failure of Petrowax to furnish waste water processing at that Plant or Plants. In the event that prior to the confirmation of a plan of reorganization for Petrowax in its Chapter 11 proceeding Quaker State is neither furnished processing at a Plant by Petrowax pursuant to this Agreement nor is Quaker State provided access to the Plant for performing processing itself, and provided that the reason for such nonperformance and unavailability of access is other than a Force Majeure Event, then Quaker State shall be entitled to damages for breach of this Agreement to compensate it for processing Earned but not utilized, but such damages shall not exceed an amount equal to the price per 1,000 gallons set forth in the table in
Section 5(a) hereof multiplied by the number of 1,000 gallons for which Quaker State reasonably would have requested and been able to obtain processing at that Plant for a time period equal to the remaining period for which processing has been Earned but not utilized.

         9. EFFECTS OF GROUND WATER PROJECT. If at any time Petrowax reasonably determines that any work on the Ground Water Project is causing or threatening to cause (1) any disruption, breakdown or malfunction of the on-site treatment plant or (2) the violation of any federal, state or local law or the terms and conditions of any applicable federal, state or local permits (including, without limitation, the NPDES or Pennsylvania Industrial Waste Water Permits at the Emlenton Wax Plant or the McKean Plant), Petrowax may shut down the delivery of services hereunder. Any penalties assessed as a result of actions by Quaker State shall be paid by Quaker State.

         10. PRECONDITION TO EFFECTIVENESS. This Agreement shall not become effective, and neither party shall incur any liabilities or obligations to the other party in respect hereof, unless and until this Agreement is approved by the U.S. Bankruptcy Court having jurisdiction over the chapter 11 proceeding of Petrowax.

         11. ASSIGNMENT. This Agreement may not be assigned or transferred by either party without the prior written consent of the other party, except that Petrowax may assign this Agreement to any owner of the Emlenton Wax Plant or the McKean Plant, which assumes all of Petrowax' obligations under this Agreement.

         12. MISCELLANEOUS. (a) This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof.

         (b) This Agreement may be amended or supplemented only by written agreement of the parties hereto.

         13. GOVERNING LAW, PARTIES IN INTEREST. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees. For the purpose of clarity, it is agreed that this Agreement shall not be binding upon Sanwa Business Credit or any other lender of Petrowax or upon any purchasers, assignees or other transferees of such assets from or through such lenders or directly from Petrowax, unless a party expressly assumes this Agreement in writing; provided that, if Sanwa Business Credit or such other lender or any purchaser of such assets from or through such lenders or directly from Petrowax shall not, within sixty (60) days after a sale or foreclosure, permit Quaker State to process and continue processing wastewater at the Plants, at a cost to Quaker State not exceeding that provided for in this Agreement, then the Slack Wax Agreements shall terminate. Petrowax and Quaker State agree that no obligations under this Agreement, express or implied, shall be imposed upon any such asset purchaser unless such asset purchaser agrees to assume such obligations.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names as of the date and year first above written.

                                       PETROWAX PA, INC., Debtor and
                                       Debtor in Possession

                                       By:  /s/ Jerry L. Suave
                                            ---------------------------
                                       Title: Sr. Vice President
                                              -------------------------


                                       QUAKER STATE CORPORATION

                                       By:  /s/ [ILLEGIBLE]
                                            ----------------------------
                                       Title: Chairman and CEO
                                              --------------------------